SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2005

Collegiate Funding Services, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	000-50846	04-3649118
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10304 Spotsylvania Avenue
Suite 100
Fredericksburg, Virginia 22408
(Address of principal executive offices)

Registrant’s telephone number, including area of service (540) 374-1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 7, 2005, Collegiate Funding Services, L.L.C. (“CFS”), a wholly owned subsidiary of Collegiate Funding Services, Inc. (“CFSI”), received from The Student Loan Corporation (“SLC”), an affiliate of Citibank, N.A. (“Citibank”), a letter notifying CFS that SLC and Citibank are terminating the Consolidation Loan Origination Responsibility Agreement among Citibank, as Trustee for SLC, SLC and CFS, dated as of November 15, 1999, as amended (the “Agreement”). The Agreement will terminate October 7, 2005. Under the Agreement, SLC is obligated to purchase, and CFS is obligated to sell consolidation loan applications originated by CFS under the Federal Family Education Loan Program (“FFELP”). SLC also notified CFS-SunTech Servicing LLC (successor to SunTech, Inc.) (“SunTech”) that it was not renewing the Loan Origination and Servicing Agreement dated as of December 1, 1999 between SunTech and SLC (the “Servicing Agreement”). The Servicing Agreement will terminate on November 30, 2005. As the basis for the termination of the Agreement, SLC states that certain regulatory changes have occurred with respect to the FFELP that have directly and negatively impacted SLC’s profit margin. SLC did not specify any regulatory changes in the letter and CFS is not aware of any regulatory changes that would enable a right of termination under the Agreement. CFS has alternate purchasers of federal consolidation loan applications to purchase the volume made available as a result of the termination of the Agreement. Beginning in the fourth quarter, this could result in lower fee income as a percentage of loans originated, which may lead to a change in CFS’s loan retention strategy. A copy of the Agreement was filed on July 1, 2004 as Exhibit 10.2 to CFSI’s registration statement on Form S-1, as amended (Registration No. 333-114466).

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLLEGIATE FUNDING SERVICES, INC. (Registrant)

Date: June 13, 2005	By:	/s/ Kevin A. Landgraver
		Name:	Kevin A. Landgraver
		Title:	Chief Financial Officer and Executive Vice President

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